EXHIBIT 99.1

Data Storage Corporation Announces Final Results of Tender Offer

Company Retires Approximately 72% of Outstanding Shares and Maintains Cash to Execute Disciplined, Transformational M&A Strategy

New York, N.Y., January 15, 2026 (GLOBE NEWSWIRE) — Data Storage Corporation (Nasdaq: DTST) (“Data Storage” or the “Company”), today announced the final results of its previously announced tender offer to acquire up to 6,192,990 shares of the Company’s common stock, par value $0.001 per share, at a price of $5.20 per share in cash, less any applicable withholding taxes and without interest. The tender offer expired at 12:00 midnight on January 12, 2026, and was funded entirely through the Company’s cash on hand.

With the completion of the tender offer, Data Storage has streamlined its capital structure while maintaining a strong balance sheet and liquidity to support future strategic initiatives.

Chuck Piluso, Chairman and Chief Executive Officer of Data Storage, commented, “With the tender offer complete, our focus is on execution and the road ahead. With over $10 million in cash on our balance sheet, we believe we are well positioned to pursue a highly disciplined acquisition strategy. We are actively evaluating strategic opportunities that support our growth plan, centered on thoughtful consolidation across technology-enabled services. Our strategy prioritizes businesses with recurring revenue, high margins, established customer bases, and clear paths to scale—particularly in areas such as GPU type environments, AI-driven software applications, cybersecurity, and telecommunications. We believe this approach has the potential to be transformative for the Company over time.”

In accordance with the terms and conditions of the tender offer, based on the final count, Data Storage Corporation accepted for purchase 5,625,129 shares of common stock at a purchase price of $5.20 per share, for an aggregate cost of $29,250,970.80, excluding fees, any excise taxes, and expenses relating to the tender offer. The shares accepted for purchase represent approximately 72.0% of the total number of shares of common stock outstanding as of December 8, 2025. Following payment for the tendered shares, Data Storage Corporation has 2,167,138 shares of common stock outstanding. After completing the tender offer and related payments, the Company retains over $10 million in cash.

For all questions relating to the tender offer, please contact Broadridge Corporate Issuer Solutions, LLC, 51 Mercedes Way, Attn: BCIS IWS, Edgewood, NY 11717, (855) 793-5068, Email: shareholder@broadridge.com

About Data Storage Corporation

Data Storage Corporation (Nasdaq: DTST), through its subsidiary today, Nexxis, Inc., provides Voice over Internet Protocol (“VoIP”)/Unified Communications and dedicated internet connectivity as part of DTST’s one-stop solution set. In the future, DTST plans to invest in and support businesses, including, but not limited to, GPU Infrastructure, AI-driven software applications, cybersecurity, and voice/data telecommunications. The Company’s mission is to build sustainable, recurring revenue streams while maintaining financial discipline and strategic focus. For more information, visit www.dtst.com.

Safe Harbor Provision

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are intended to be covered by the safe harbor created thereby. Forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and include statements regarding the Company being well positioned to pursue a highly disciplined acquisition strategy; the Company executing its strategy; the Company acquiring and supporting technology-enabled service businesses with high margins, recurring revenue, established customer bases, and clear paths to scale—particularly in areas such as GPU Infrastructure, AI-driven software applications, cybersecurity, and telecommunications; and the approach being transformational for the Company over time. Important factors that could cause actual results to differ materially from current expectations include the Company’s ability to execute its strategy; and the Company’s ability to acquire and support technology-enabled service businesses with high margins, recurring revenue, established customer bases, and clear paths to scale—particularly in areas such as GPU Infrastructure, AI-driven software applications, cybersecurity, and telecommunications. These risks should not be construed as exhaustive and should be read together with the other cautionary statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or otherwise.

Contact:
Crescendo Communications, LLC
212-671-1020
DTST@crescendo-ir.com